Exhibit 99.1

News Release

Contact:     Sue Mallino
(404) 813-0463

For Immediate Release
February 24, 2016

SunTrust Announces Executive Moves to Build Business Momentum

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) is appointing key leaders to new roles as the company streamlines its business segments to boost performance and advance its purpose of Lighting the Way to Financial Well-Being for its clients. The appointments are effective
April 3.

“We are fortunate to draw upon seasoned leaders as we identify opportunities for both growth and efficiency,” said SunTrust Chairman and CEO William H. Rogers, Jr. “These appointments will enhance our client focus while accelerating our business momentum.”

Mark Chancy is named Vice Chairman and Consumer Segment Executive, reporting to Rogers. SunTrust will align its consumer businesses by merging the Mortgage Segment with Consumer Banking & Private Wealth Management. Chancy, who most recently served as Wholesale Banking Executive, will lead this expanded segment. “Structuring all of our consumer businesses under the same leadership will help us invest more effectively in the overall client experience while taking advantage of natural synergies,” Rogers said. Mortgage Banking Executive Dorinda Smith will report to Chancy in his new capacity.

Hugh (“Beau”) Cummins is named Wholesale Segment Executive, succeeding Chancy and reporting to Rogers. Cummins most recently led the Commercial and Business Banking line of business, and previously led SunTrust Robinson Humphrey, the company’s investment banking unit. He significantly grew these businesses over the past decade, contributing to the momentum that SunTrust has established in the Wholesale Segment.

Thomas Freeman is named Efficiency & Strategic Partnerships Executive, reporting to Rogers. He has been leading Consumer Banking & Private Wealth Management. He will now spearhead initiatives to improve SunTrust’s efficiency and evaluate further Fin Tech alliances. This is consistent with the company’s strategic focus on investing in future growth and becoming more efficient.

Jorge Arrieta, General Auditor, will now functionally report to Rogers, while maintaining his primary reporting relationship to the Audit Committee of the Board. The company’s internal Audit function works closely with business lines and functions to ensure executional excellence.

Biographical information for the above-named leaders is available on the SunTrust Newsroom.

“We are privileged to have a breadth of leadership talent at SunTrust,” Rogers said. “I look forward to working with this outstanding team as we serve our clients and communities and deliver further returns for our shareholders.”

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, SunTrust operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2016, SunTrust had total assets of $205 billion and total deposits of $160 billion. The company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.

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